EXHIBIT 10.11

FRONTIER

                    AMENDMENT #3 TO AGREEMENT

                    CTC Communications Corp.

                         November 4, 1996

This is Amendment #3 to the Agreement Terms and Conditions between Frontier Communications International, Inc., f/k/a/ RCI Long Distance, Inc. ("frontier") and CTC Communications Corp., f/k/a Computer Telephone Corp. ("Purchaser"), dated October 20, 1994, as amended (the "Agreement").

1. Purchaser's Directory Assistance Rates for all switched and dedicated outbound traffic shall reflect the postalized rate of $ per call. These rates shall become effective no later than thirty (30) days from the date of execution by Frontier.

2. The balance of the Agreement and any amendments, addenda or other written modifications thereto not modified by this Amendment remain in full force and effect. Except as otherwise stated, capitalized terms used herein have the same meaning as set forth in the Agreement.

Frontier Communications       CTC Communications Corp.
International, Inc

     /s/                           /s/
By:  _________________________By: _________________________
     Brian Fitzpatrick,            Steven P.Milton,
     Vice President                President

Date: December 12, 1996       Date:  11/18/96
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                    AMENDMENT #2 TO AGREEMENT

This is Amendment #2 to the Agreement Terms and Conditions between Frontier Communications International Inc. f/k/a RCI Long Distance, Inc. ("Frontier") and CTC Communications Corp. f/k/a Computer Telephone Corp. ("CTC" or "Purchaser") dated 10/20/94, as amended (the "Agreement").

1. Except as otherwise stated, capitalized terms used herein have the same meaning as set forth in the Agreement. The terms of this Amendment apply to the National Origination Services (NOS) serviced by Frontier's Michigan platform. If there is a conflict between the terms of this Amendment and the terms of the Agreement with respect to such services, the terms of this Amendment control.

2. The interstate (48 contiguous United States) rates for the switched NOS under the Agreement are replaced with the following: $ per minute for inbound and outbound traffic. The new interstate rate for dedicated NOS inbound and outbound traffic is $ per minute.

3. The NOS international rates under the Agreement are replaced with the international rates set out in the attached pricing schedules.

4. The last paragraph of Section 8.1 of the Agreement dealing with CTC's monthly minimum billing obligations is deleted.

5. The term of the Agreement is extended for a period of 5 years from the effective date of this Amendment. Over such extension period, CTC shall be liable for a minimum aggregate usage commitment for the Services of $25,000,000. CTC shall be liable for any shortfall if it fails to meet the minimum by the end of the extension period.

6. CTC commits to the following usage schedule for the remaining term of the Agreement. For any month in which CTC falls below an applicable threshold level, the rates in paragraph 2. above will be increased to $ and $ per minute, respectively.

                                                  Monthly Usage
     Time Period                             Threshold
     Effective date of this Amendment thru 9/97$  400,000
     10/97 through 9/98                         600,000
     10/98 through 9/99                         800,000
     10/99 through 9/2000                     1,000,000
     10/2000 through end of Agreement term    1,200,000

7. This Amendment and the Agreement shall be binding on the permitted assigns and any successor-in-interest of the parties.

8. The balance of the Agreement and any amendments, addenda or other written modifications thereto not modified by this Amendment remain in full force and effect. The parties agree that signed facsimile copies of this Amendment may serve as originals and are binding on the parties. This Amendment is effective as of the date signed by Frontier as set forth below.

Frontier Communications       CTC Communications Corp.
International, Inc.

By:  /s/ Anthony J. Cassara        By:  /s/ Steven P. Milton
Title: President Frontier Carrier Svcs    Title: President
Printed Name: Anthony J. Cassara   Printed Name: Steven P. Milton
Date:10/11/96                      Date:10/3/96

10/1/96
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                    AMENDMENT #1 TO AGREEMENT

This is Amendment #1 to the Agreement Terms and Conditions between Frontier Communications International Inc. f/k/a RCI Long Distance, Inc. ("Frontier") and Computer Telephone Corp. ("CTC" or "Purchaser") dated 10/20/94 (the "Agreement").

                              PURPOSE

Frontier is making additional transport services available to CTC for CTC's switched traffic originating and terminating on Frontier's network and serviced on Frontier's Michigan platform (such services hereafter defined as the "National Origination Services")

1. Except as otherwise stated in Exhibit A attached hereto and made a part hereof capitalized terms used herein have the same meaning as set forth in the Agreement. The terms of this Amendment apply to all services provided to CTC via Frontier's Michigan Platform. If there is a conflict between the terms of this Amendment and the terms of the Agreement with respect to such services, the terms of this Amendment control.

2.  Exhibit C attached hereto is made a part of this Amendment.

3. CTC shall be subject to the applicable charges under the Ancillary Fee Schedule attached hereto as Exhibit B and made a part hereof.

4. The services are expanded to include the National Origination Services at the applicable rates set out in the attached Switched Outbound Services Schedule.

5. The balance of the Agreement and any amendments, addenda or other written modification thereto not modified by this Amendment remain in full force and effect. The parties agree that signed facsimile copies of this Amendment may serve as originals and are binding on the parties. This Amendment is effective as of the date signed by Frontier as set forth below.

Frontier Communications       Computer Telephone Corp.
International Inc.

     /s/                           /s/ Robert Fabbricatore
By: _________________________ By: __________________________
                                        Chairman
Title: _____________________  Title: _______________________

Printed Name: _______________ Printed Name: ________________

Date: _______________________ Date: ________________________
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                              EXHIBIT A

                         GENERAL DEFINITIONS
               for National Origination Services

          (not otherwise defined in the body of
          the Agreement or its attachments)

1. Frontier 800 Numbers are 800/888 telephone numbers ordered onto the Frontier network by Purchaser and for which Frontier has either (i) been appointed the RespOrg, or (il) reserved and issued the 800 telephone number to Purchaser, Frontier shall be deemed to be the RespOrg for all 800/888 telephone numbers reserved and issued by it under (ii) above.

2.   ANI is a telephone number.

3    ANI Information is the adds, moves and terminations of End-User ANIs.

4. Billing Cycle is the Frontier billing cycle to which Purchaser's account hereunder is assigned by Frontier (a full billing cycle equals approximately 30 days of Services usage).

5. Business Day is Monday through Friday, 8:30 am to 5:30 pm Detroit, MI, local time, excluding nationally recognized holidays. Unless otherwise stated, "days" refers to calendar days.

6. Prescribed means that (i) an End-User has had its ANIs placed on Frontier's CIC, or (ii) an End-User's ANIs have been placed on Purchaser's CIC and such CIC has been directed or translated to the Frontier network. For example, if Purchaser has ordered an End-User onto Frontier's network directly, or if an End-User has selected Purchaser as its primary carrier and Purchaser has directed its CIC to Frontier, such End-Users are deemed to be Presubscribed to Frontier.

7. Carrier 800 Numbers are 800/888 telephone numbers ordered onto the Frontier network by Purchaser for which a party other than Frontier or Purchaser has been appointed the RespOrg.

8.   CDR means call detail records and CDR Tape is a magnetic tape containing
CDR.

9. Purchaser 800 Numbers are 800/888 telephone numbers ordered onto the Frontier network by Purchaser for which Purchaser has been appointed the RespOrg.

10. End users are customers of Purchaser for which Purchaser has submitted an order that has been accepted by Frontier during the term of this Agreement. To the extent that Purchaser subscribes to the Services for its own use, Purchaser is deemed to be an End-User.

11. 800 Numbers collectively refers to the Frontier 800 Numbers, Carrier 800 Numbers and Purchaser 800 Numbers.

12. Guidelines refer to the telecommunications industry's general rules with respect to 800/888 number portability, including but not limited to, (i) the Federal Communications Commission's ("FCC") 800/888 number portability policies and rules, (ii) the SMS 800 requirements set forth in the Bell Operating companies' Tariff FCC No. 1, and (iii) the CLC 800 DataBase Ad-Hoc Committee's Guidelines for 800 DataBase, as all of the foregoing may be replaced or modified from time to time.


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13   RespOrg is a responsible organization as defined in the Guidelines.  A
RespOrg is the entity that is responsible for managing and administering the account records in the 800 Service Management System DataBase.

                         SERVICE DEFINITIONS
               (for National Origination Services)

1. Directory Assistance Service consists of calls made by End-Users to directory providers for assistance in locating a non-800 Number. "800 Directory Assistance" consists of calls made to directory providers for assistance in locating a Frontier 800 Number.

2.   Inbound Services refers to inbound traffic under the Switched Services.

3. International Services consist of international traffic generated via the Switched Services.

4    Switched Services consist of switched inbound and outbound long distance traffic generated by End-Users that originates and terminates on the Frontier network.
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                              EXHIBIT C

                         CALL DETAIL RECORDS
                    ORDER PROCESSING REQUIREMENTS
               (for National Origination Services)

I.   Call Detail Records:

     1. Purchaser has the option of receiving call detail records for usage of the Services ("CDR") on (i) a monthly basis, (ii) a daily pre-bill run basis, or (iii) no CDR at all. Purchaser may also elect both options (i) and (ii), as further detailed below. Regardless of the option selected, Purchaser shall upon its execution of this Agreement, pay Frontier the non-refundable account set up fee set out in Exhibit B. Provided Purchaser is not in default under this Agreement, the account set up fee will be credited to the Invoice following the Billing Cycle in which Purchaser's Minimum Charge first becomes effective and is met or paid.

     2. If Purchaser elects option 1. (i), then on or about the fifth Business Day following the end of a Billing Cycle. Frontier will deposit with an overnight delivery service for delivery to Purchaser a CDR Tape in the format established by Frontier. CDR Tapes rate the Services at the standard Frontier rates in effect at the time the Services were provided and must be re-rated by Purchaser at its tariffed rates. Purchaser shall pay the monthly recurring charge set out in Exhibit B. Software modifications to the CDR Tape format requested by Purchaser are subject to Frontier approval and will be invoiced to Purchaser at the charges set out in Exhibit B.

     3. If Purchaser elects option 1. (ii), then Frontier will provide CDR on a pre-bill basis once a day, Monday through Saturday, excluding nationally recognized holidays, for the prior period's traffic. For each pre-bill computer run performed by Frontier (during Frontier established time periods), Frontier will deliver CDR by electronic data exchange ("Electronic Exchange") to either (i) Purchaser's designated mainframe computer via the IBM Information Network ("IIN") via Network Data Mover ("IIN"), or (ii) dedicated personal computer via Procomm+ software. Purchaser is liable for all transmission charges together with the cost of hardware and software necessary at its location for use of IIN, NDM or Procomm+, which hardware and software must comply with the formats and technical specifications that Frontier from time to time may promulgate. Frontier will archive CDR for 8 Business Days and redeliver CDR to Purchaser upon request.

     4. Purchaser may cancel an option at any time on 30 days written notice. Purchaser may exchange an existing option or select a new option at any time upon written notice and payment to Frontier of any then current set up charge for such option. Changes or new selections are effective in the second Billing Cycle following receipt of the request and any required set up charge.

II.  Order Processing Procedures:

     1. Orders for the Services are transmitted in a format designated by Frontier via the CDR transmission media selected by Purchaser. Ar the time Purchaser submits an order for Service, Purchaser shall furnish Frontier with the name, billing and service addressed and ANI of each presubscribed End-user (the "End-User Information"). The End-User Information is required for LEC account set-up, normal call processing and handling NXX level customer service. The End-User Information is deemed to be Purchaser's proprietary information under the Agreement.

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     2.   If the traffic is such that Frontier determines in its sole discretion that a delay in processing orders is required, Frontier may delay order processing for such period of time as Frontier deems necessary in its reasonable business judgment. Any such delays will not, however, adversely impact Purchaser for the purpose of determining whether Purchaser has met any minimum usage requirements under the Agreement; Frontier agrees to adjust the requirements to reflect such delay.

     3.   End-User ANIs:

          A. Purchaser understands and agrees that activation of End-User ANIs is contingent on the End-User Information associated with such ANIs complying with LEC established criteria. Assuming receipt of properly formatted End-User Information that complies with the LEC established criteria, ANIs will generally be activated within 10 Business Days of receipt by Frontier of the End-user Information. If the End-User Information does not comply with LEC criteria, Frontier will return the same to Purchaser for Purchaser's correction and resubmission.

     B. Once each calendar month Frontier will provide Purchaser with a written report of ANI Information. If Purchaser has elected to receive CDR via Electronic Exchange, then the ANI Information will be transmitted via Electronic Exchange, rather than by a written report. If 10% or more of the aggregate End-User Information submitted by Purchaser in any calendar month must be returned to Purchaser for corrections and resubmission, Frontier may at its discretion either cease providing the ANI Information or charge Purchaser for continuing to provide the same.

     4.   800 Numbers:

Notwithstanding the order transmission media selected under the agreement, until such time as Frontier determines in its sole discretion that Electronic Exchange and/or magnetic tape processing is available for the reservation or ordering of 800 Numbers (and informs Purchaser of such availability), orders for activation or reservation of 800 Numbers will be by facsimile and subject to the following.

          A. Subject to (i) the Guidelines and (ii) delays attributable to third parties, 800 Numbers will generally be activated and confirmed by Frontier within 2 Business Days of receipt by Frontier of a proper order in accordance with the order processing requirements set forth below.

     (a) Orders must be submitted to Frontier via facsimile using the forms supplied by Frontier, and must include (x) a letter of authorization in the format attached hereto as Attachment 4.A.(a)(x) and made a part hereof, if Frontier is being appointed the RespOrg, and (y) the End-User Information for each 800 Number, including the ANI translation for each 800 Number.

     (b)  At such time as Frontier may make Frontier 800 Numbers available to Purchaser, Purchaser may request reservation of a specific Frontier 800 Number from the SMS 800 DataBase via facsimile using the forms supplied by Frontier. Charges for requests will be invoiced to Purchaser at the cost set out in Exhibit B. Frontier will either confirm reservation or indicate unavailability via facsimile generally within 2 Business Days of its receipt of the request. Verbal requests for, and verbal confirmations of, reservations will not be honored by Frontier. Allnet reserves the right at any time to limit the quantity or discontinue the availability of Frontier 800 Numbers.
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     (c)  If Frontier has reserved a Frontier 800 Number for Purchaser and
Purchaser does not order activation of the reserved number in accordance with item (a) above within 10 Business Days from the date of Frontier confirmation of the reservation, the reserved number will be assigned to the Frontier pool of 800 numbers and be available to Frontier for its own business purposes. Purchaser understands and agrees that it is responsible for all damages and claims if Purchaser assigns a reserved Frontier 800 Number to an End-User without having timely ordered activation of such 800 Number with Frontier and such 800 Number is assigned by Frontier to a third party. Purchaser agrees to defend and indemnify Frontier from any claims and costs (including reasonable attorney fees) relating to Purchaser's assignment of 800 Numbers.

     B. The Frontier facsimile numbers and contacts to be used for 800 Number reservations are 1-800-875-HELP(4357), Attention: Special Services, and for 800 Number Orders 1-800-433-5132, Attention: Network Services/Order Fulfillment. The Purchaser facsimile number and contacts to be used for said purposes are 6174661263, Attention: CTCLD Group. Either party may change its respective facsimile number or contact upon prior written notice to the other party.

     5. If the End-User information or other order information submitted by Purchaser is incomplete or inaccurate, Frontier will return the same to Purchaser for correction and resubmission.

     6.   Service Cancellation:

     Upon Purchaser's request, Frontier will to the extent possible, block or cancel service to End-Users. Frontier shall not be liable to Purchaser or End-Users for any damages, costs or charges with respect to Frontier's compliance with Purchaser's request; and Purchaser shall be solely responsible for and shall defend and indemnify Frontier against any claims and costs (including attorney fees) by End-users or other third parties related to the blocking or cancellation of an End-User's service at the request of Purchaser.

III. Letter of Agency Requirements.

     1. Purchaser is responsible for obtaining valid letters of agency from prospective End-Users to be Presubscribed in accordance with the following:

          A. Frontier acknowledges that at times Purchaser may obtain prospective End-Users through telemarketing and tape recorded third party verifications in accordance with FCC Guideline Subpart K section 64.1100 (c) as the same may be amended, interpreted or clarified ("Verbal LOA"). Purchaser understands that some LECs will not accept Verbal LOAs as valid authorization for a change of long distance carriers and agrees that for prospective End-users located in such LECs' jurisdictions it will use Written LOAs. If Purchaser elects to use, or is required to use,written letters of agency ("Written LOAs") for prospective End-Users it shall use a format that complies with FCC Guideline Subpart K section 64.1150 as the same may be amended, interpreted or clarified. Purchaser shall retain all Verbal LOAs tapes and transcripts and Written LOAs used and promptly make the originals available upon the request of Frontier, a LEC or any regulatory agency.

          B. Purchaser agrees that a Verbal LOA may be used to presubscribe a prospective End-User to Frontier, but that the Verbal LOA will not be accepted by Frontier as documentation in any PIC or "slamming" claims. Frontier is not obligated to "work" disputes with respect to "slamming" or similar claims from End-Users or prospective End-Users. Frontier will refer LEC inquiries,and pass ;through any LEC charges imposed on Frontier for such claims, directly to Purchaser, including without limitation, Primary
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Interexchange Carrier charges or any other charges and penalties imposed by a
LEC or regulatory agency (collectively, PIC Charges") with respect to such claims. PIC Charges will be billed to Purchaser periodically on an Invoice. Verbal LOAs and Written LOAs are collectively referred to as "LOAs".
Purchaser shall defend and indemnify Frontier against any and all claims, including without limitation, any End-User,LEC or regulatory agency claims,arising from or related to purchaser's failure to use or provide valid LOAs.

     2. Purchaser shall not transfer a Presubscribed End-User to another carrier (other than Purchaser's own network), except wi[h a valid LOA. Notwithstanding the foregoing, if Frontier is in breach of this Agreement and fails to cure the breach in accordance with the terms hereof, then Purchaser may transfer End-Users to another carrier.

               SWITCHED OUTBOUND SERVICES SCHEDULE
                    (NATIONAL ORIGINATION SERVICE)

The rates and discount credits described in this Schedule and any attachments hereto are in lieu of any standard volume discounts and any promotional rates or discounts that may from time to time be offered by Frontier for the Services. Domestic means the 48 contiguous United States. Any discount credits are applied against Purchaser's monthly interstate usage charges. Unless otherwise stated, domestic switched calls are measured in 6 second increments after an 18 second minimum and international calls are measured in 6 second increments after a 30 second minimum.

1. For outbound traffic, Purchaser shall pay the rates set out in the existing contract and to the extent not specifically listed in the existing contract, then at the applicable rates set out in the attached pricing schedule. In any given month, a minimum of 85% of Presubscribed End-User ANIs must be located in Regional Bell Operating Company (RBOC) or GTE serviced areas and be subject to RBOC/GTE tariffed rates. If Purchaser falls below the minimum in any month, Frontier will notify Purchaser and allow Purchaser 30 days to correct; if Purchaser fails to correct, Frontier may apply a $0.04 per minute surcharge to all of Purchaser's domestic outbound Switched Services usage from non RBOC or GTE service areas in that month. Upon Purchaser returning to 85% criteria, other penalty shall be removed.

2. Upon purchaser's request, Frontier may make available to Purchaser: (i) an available 700 number (1-700-555-XXXX) and a recorded message that identifies purchaser to Presubscribed End-Users as their carrier, (ii) 2,3, and 4 digit non-validated accounting codes, and (iii) 3 digit Select 50 and 4 digit Select 200 validated accounting codes. Frontier will make the 700 number available for Purchaser's use within 15 Business Days after receipt of the request. Two digit non-validated accounting codes are not available with the Dedicated Services; no accounting codes are available for the Inbound Services. Purchaser shall pay any installation and monthly recurring charges for the 700 number and the accounting codes as set out in Exhibit B of the Agreement. Purchaser shall be liable for all charges associates with Service usage generated by accounting codes issued by Frontier under this Agreement.
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                         AGREEMENT

                    TERMS AND CONDITIONS

                         by and between

                    RCI LONG DISTANCE, INC.

                              AND

                    COMPUTER TELEPHONE CORP.



                              DATED:

                         OCTOBER 20, 1994
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                         TABLE OF CONTENTS

1.  Service Provided

2.  Connection Facilities

3.  Charges

4.  Cancellation of Service

5.  Liability of RCI

6.  Liability of CTC

7.  CTC's Obligation

8.  Term, Condition, Payment and Deposit

9.  Independent Contractors

10.  Force Majeure

11.  Assignment

12.  Notice

13.  Confidentiality

14.  Indemnification

15.  General

EXHIBITS

EXHIBIT A : RCI Domestic Switched Rates

EXHIBIT B : RCI Canadian and International Switched Rates

EXHIBIT C : RCI Switched 800 Rates

EXHIBIT D : RCI Directory Assistance Rates

EXHIBIT E : Other Charges
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                    TERMS AND CONDITIONS

1.  SERVICES PROVIDED

RCI Long Distance Inc., a Delaware Corporation with offices at 180 South Clinton Avenue, Rochester, New York 14646 t"RCI"), will provide Computer Telephone Corp., a Massachusetts Corporation with offices at 360 Second Avenue, Waltham, Massachusetts 02154 ("CTC") with interstate, international and, if permitted by applicable regulations in CTC's state, intrastate transmission and switching facilities needed to transmit and terminate CTC's traffic to all points specified within the Exhibits attached hereto. The parties contemplate that CTC may order service to/from additional points from time to time during the term of this Agreement. These new services shall be governed by the terms and conditions of this Agreement, and will be described within Addenda which will be made part hereof. The services contemplated under this Agreement are non-exclusive and shall include switched services, private line services as well as other dedicated facilities necessary to permit the transmission of CTC's communication over the RCI Network.

2.  CONNECTION FACILITIES

CTC's customers will originate on either dedicated access facilities to RCI's point-of-presence (P.O.P.) or on RCI's switched network, utilizing CTC's CIC code where sub-CIC billing is offered by the applicable local telephone company.

3. CHARGES

3.1 CTC shall pay the charges for the services and the equipment, any, provided hereunder as specified in any Exhibit or addendum to this Agreement. The charges shown in each Exhibit or Addendum are fixed for the term of this Agreement and/or when term of a specific service is stated in an Exhibit or Addendum attached hereto, for the term specified therein, unless the action of any governmental authority having jurisdiction over RCI's service increases RCI's costs in providing such service, in which case, RCI may increase the charges set forth in the affected section. Should the increased rates be determined to be detrimental to CTC, then CTC shall have the right to terminate this Agreement with thirty (30) days written notice. Should CTC not request termination of the rate based on a rate modification within thirty
(30) days of the effective date of the modification, CTC shall forfeit the right to terminate the Agreement based on the effected rate modification.

3.2 For Switched Minutes of Use (MOU) terminating in the domestic U.S., RCI will bill CTC in six (6) second increments. Call duration will be measured by RCI from time of answer (Time Point 6) to time of disconnect (Time Point 7). Hardware answer supervision will be used whenever possible and will be passed to CTC upon request. Rating periods for domestic traffic are as follows:
Daytime- Monday through Friday, 8:00 AM to 5:00 PM; Evening- Monday through Friday and Sunday, 5:00 PM to 11:00 PM; Night/Weekend- Sunday through Friday 11:00 PM to 8:00 AM, Friday 11:00 PM to Sunday 5:00 PM. Time Zones for billing of domestic traffic will be determined by point of interconnection with the RCI network. For MOU terminating outside the U.S., RCI will bill CTC for the initial thirty (30) second increment and six (6) second increments thereafter for the remainder of each call. Call duration will be measured by RCI from time of answer (Time Point 6) to time of disconnect (Time Point 7). Hardware answer supervision will be used whenever possible and will be passed to CTC upon request.

4.  CANCELLATION OF SERVICE

Where CTC cancels service prior to RCI's incurring any charges, or starting any internal processing of CTC's orders there shall be no termination charge. Where the order process has begun, the installation of facilities and/or
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equipment has been started prior to the cancellation of service, a termination charge of $500.00 per Access Service Request (ASR) will apply plus any/all charges incurred by RCI, as agent or otherwise, will apply. The prices contained in this Agreement or any Addenda are based on the expectation that CTC will continue to subscribe to each of RCI's services described in this Agreement or Addenda for the entire term of this Agreement.

5.  LIABILITY OF RCI

RCI's sole liability under this Agreement for interruption of service or failure of equipment shall be limited to the amount of actual RCI charges incurred by CTC during a period of such interruption, provided that such interruption was caused solely by RCI's willful act or omission or negligence. RCI shall not be liable for any interruption caused by the negligence or any act or omission of CTC or any third party furnishing any portion of the service. RCI MAKES NO WARRANTIES, EXPRESS OR IMPLIED, INCLUDING BUT NOT LIMITED TO, ANY WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE. IN NO EVENT SHALL RCI BE LIABLE TO CTC OR ANY OTHER PERSON OR ENTITY FOR INDIRECT, CONSEQUENTIAL OR SPECIAL DAMAGES, INCLUDING BUT NOT LIMITED TO LOST REVENUES OR PROFITS, EVEN IF RCI HAS BEEN ADVISED OF THE POSSIBILITY THEREOF.

6.  LIABILITY OF CTC

CTC shall be liable to RCI for any loss or theft of or damage to any of RCI's equipment located on CTC's premises, however caused. CTC assumes all liability associated with any/all fraudulent traffic and unauthorized PIC "slamming", however caused CTC shall indemnify and defend RCI from any cost or expense due -to claims for libel, slander, infringement of copyright, trademark, trade name or trade secret arising out of the contents of CTC's transmissions using RCI's service and equipment and claims for patent infringements arising from the combination or connection of the equipment to any property of CTC. CTC shall not use RCI's service or the equipment for any unlawful purpose.

7.  CTC's OBLIGATION

7.1 CTC shall conform to all regulatory requirements required by any local, state or federal agency having jurisdiction over the provision of long distance service.

7.2 CTC shall notify RCI of a variance to CTC's original forecast of call volume exceeding plus or minus twenty percent (+/-208). CTC will notify RCI ten (10) business days in advance of such occurrence. In addition, CTC will notify RCI of any new sales offices and sales efforts, so that RCI can maintain a properly trunked network.

8.  TERM, CONDITION, PAYMENT AND DEPOSIT

8.1 The term of this Agreement and, unless otherwise specified therein, each Addenda made a part hereof shall be three (3) years from the first full month of service ("Effective Date"). This Agreement will automatically renew for consecutive one (1) year periods until either party provides the other with written notification of their intent of non-renewal. Such notification must be provided at least ninety (90) days prior to the termination date. In the event of non-renewal, CTC must remove all lines ("ANI's") PIC'd to RCI's feature groups by the termination date. Any ANI not removed from RCI's feature group by such time will be deleted from RCI's switch.

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CTC agrees to maintain a monthly minimum billing obligation as defined below:

     Month     Amount         Month     Amount
     1         $ 0            19        $325,000
     2         $ 5,000        20        $350,000
     3         $ 10,000       21        $350,000
     4         $ 20,000       22        $350,000
     5         $ 35,000       23        $350,000
     6         $ 50,000       24        $350,000
     7         $ 65,000       25        $350,000
     8         $ 80,000       26        $350,000
     9         $100,000       27        $350,000
     10        $115,000       28        $350,000
     11        $125,000       29        $350,000
     12        $150,000       30        $350,000
     13        $175,000       31        $350,000
     14        $200,000       32        $350,000
     15        $225,000       33        $350,000
     16        $250,000       34        $350,000
     17        $275,000       35        $350,000
     18        $300,000       36        $350,000

CTC agrees to maintain a minimum monthly billing obligation for services commencing upon the first full month service during the ramp-up period of twenty (20) months as set forth above, and to maintain a three hundred and fifty thousand($350,000) per month billing obligation thereafter for the term of the Agreement. For the purpose of calculating CTC's total billing, RCI will aggregate all domestic, international, Canadian and directory assistance traffic originating on RCI's sub-CIC product. CTC agrees that RCI has the right to terminate this Agreement if CTC is not billing a minimum of seventy five thousand dollars ($75,000) per month by month twelve (12) through thirty six (36) of this Agreement.

8.2 RCI shall bill CTC monthly and CTC shall pay such bills on or before the due date specified therein. The cue date shall be Thirty (30) days from the date of such bill ("Due Date"). If CTC's payment is not received by such Due Date, RCI shall have the right to immediately terminate this Agreement and/or deny service until payment is rendered, and/or impose a late charge of one and one-half (1.5%) per month or the highest legal rate, whichever is lower. If payment is not received within forty-five (45) days of the bill date and/or payment is not received within thirty (30) days on three or more occasions under this Agreement, RCI shall have the right to demand and receive a security deposit or Letter of Credit equal to two full months billing. Additionally, if at any time there is a material adverse change in CTC's credit worthiness, RCI shall have the right to immediately terminate this Agreement and/or deny service until payment is rendered and/or request a security deposit or retain the deposit rendered prior to turn up if applicable, and/or impose a late charge of one and one-half percent (1.5%) per month or the highest legal rate, whichever is lower. If there is a dispute with any section of the bill, CTC shall pay the undisputed portion of such bill when due, and CTC will notify RCI in writing of the disputed section ten
(10) days prior to the due date. If the dispute is resolved in RCI's favor, CTC will pay the once-disputed amount, plus finance charges calculated from the original due date of the disputed amount in the next billing after resolution. If the dispute is resolved in the CTC's favor, RCI will credit the disputed amount on CTC's bill. CTC shall pay RCI for any costs or expenses, including reasonable attorney fees, incurred by RCI in collection of CTC's unpaid bills. RCI shall not be obligated to consider any CTC notice of billing discrepancies which are received by RCI more than sixty (60) days following the Due Date of the invoice in question. Any deposit required of CTC may be applied to CTC's overdue bills and any other expenses for which CTC becomes liable to RCI under this Agreement. Such deposit shall not bear interest unless required by law. CTC acknowledges and understands that RCI computes all charges herein exclusive of any applicable federal, state or local use, excise, gross receipts, sales and privilege taxes, duties, fees or similar liabilities (other than general income or property taxes), whether charges to or against RCI or CTC because of the service furnished to CTC ("Additional Charges"). CTC shall pay such Additional Charges in addition to all other charges provided for herein.

8.3 For the purpose of this Agreement, CTC and RCI agree to the following algorithm to determine adjustments, in the event that there is a discrepancy between RCI and telco billing data.

(a) If the total RCI terminating billing data (all minutes of use ("MOU's") terminated by RCI, originated by telco), is between 91.5%, +/- 2.5% of the total telco invoice to RCI pertaining to CTC sub-CIC MOU, then the telco invoice shall be allocated between RCI and CTC as follows:

     (i) If the portion of the RCI invoice allocated to CTC's sub-CIC MOU's ("CTC Portion") is equal to 91.5%, +/- 2.5% of telco's originating billing data, then no adjustment shall be applied.

     (ii) If the CTC Portion is greater than 91.5%, +/- 2.5% of the RCI sub-CIC invoice, then CTC will receive a corresponding debit on the RCI invoice.

     (iii) If the CTC Portion is less than 91.5%, +/- 2.5% of the RCI sub-CIC invoice, then CTC will receive a corresponding credit on its RCI invoice.

(b) If the total RCI terminating billing data is greater or less than 91.5%, +/- 2.5% of the total telco invoice to RCI, each party shall pay its respective portion of the telco invoice.

For the purposes of the adjustment, when the percentage is greater than 94% or less than 89%, the adjustment calculation will be back to 91.5%. RCI reserves the right to review and modify the 91.5% calculation on a quarterly basis, basing the percentage on a three month running average.

Notwithstanding the foregoing, in all events, CTC shall be responsible for paying its portion of the telco invoice directly to telco and will receive appropriate adjustment, as set forth above, on its RCI invoice. RCI agrees to provide CTC a copy of the summary pages pertaining to CTC's local telephone bill within forty eight (48) hours of receipt.

In addition, if CTC's payment to the local telephone company is not received when due, RCI shall have the right to immediately terminate this Agreement and/or deny service until payment is rendered and/or request an additional security deposit or retain the deposit rendered prior-to turn up. RCI will hold CTC liable for any unpaid balances appearing on RCI's local telephone bill relating to the provision of service for CTC.

8.4 CTC must have available a signed Letter of Agency (LOA) for RCI from every customer for each line ("ANI") PIC'd to RCI's feature groups. LOA format and language must be pre-approved by RCI [or with any other means approved by the Federal Communications Commission ("FCC") ] . A signed LOA must be available for review by RCI and/or telco within forty eight (48) hours notice from RCI. In the event that LOA is not made available within forty eight (48) hours, a ten dollar ($10) surcharge for each missing LOA will be applied to the next RCI invoice as well as any/all telco charges applied to RCI because of CTC. CTC will provide ANI's via the IBM Information Network (IIN) or other automated means acceptable to RCI.

8.5 In the event, RCI notices an excessive amount of internal order rejects (i.e. inaccurate information), RCI will pass through any additional administrative charges to CTC to recover costs. For the purpose of this Agreement, excessive will be defined as five (5) percent.

8.6 RCI and CTC agree that RCI will allow CTC to transition their customers from switchless resale to sub-CIC. This will only be applicable where the local telephone supports such a billing and service arrangement and where RCI has feature groups to originate 1+ traffic.

8.7 The 1+ and 800 rates under this Agreement are based upon RCI's projected network cost utilizing an assumed traffic distribution. RCI agrees to review CTC's 1+ and 800 rates after a period of six full months billing. If RCI's actual network cost for carrying CTC's 1+ and 800 traffic varies from RCI's network cost projection over such six month period, RCI will adjust such rates in accordance with the variance for the remainder of the term of this Agreement.

9.  INDEPENDENT CONTRACTORS

Each party agrees that it shall perform its obligations hereunder as an independent contractor and not as the agent, employee or servant of the other party. Neither party nor any personnel furnished by such party shall be deemed an employee or agent of the other party nor be entitled to any benefits available under any plans for such other party's employees. Each party has and hereby retains the right to exercise full control of supervision over its own performance of its obligations under this Agreement and retains full control over the employment, direction, compensation and discharge of all employees assisting the performance of such obligations. Each party will be solely responsible for all matters relating to payment of its employees including compliance with social security taxes, withholding taxes, worker's compensation, disability and unemployment insurance, and all other regulations governing such matters; and each party will be responsible for its own acts and those of its own employees, agents, and subcontractors during the performance of that party's obligations hereunder.

10.  FORCE MAJEURE

10.1 RCI shall not be liable for any delay or failure in performance of any part of this Agreement from any cause beyond its control and without its fault or negligence, including but not limited to, acts of God, acts of civil or military authority, government regulations, embargoes, epidemics, war, terrorist acts, riots, insurrections, fires, explosions, earthquakes, nuclear accidents, floods, strikes, power blackouts, volcanic action, other major environmental disturbances, unusually severe weather conditions, acts of third parties, or acts or omissions of common carriers (collectively referred to as "Force Majeure Conditions").

10.2 RCI shall also not be liable for any delay or performance failure caused by CTC's failure to perform any of its obligations.

11.  ASSIGNMENT

CTC may not assign any right, obligation or duty, in whole or in part, or any other interest hereunder, except to a successor by merger or sale of all or substantially all CTC's assets, without the prior written consent of RCI, which shall not be unreasonably withheld or delayed. Any such proposed assignee must at a minimum meet all RCI credit standards then in place. RCI may assign any right, obligation or duty, in whole or in part, or any other interest hereunder, to any of its affiliates without permission from CTC, upon thirty (30) days notification to CTC.

12.  NOTICE

All notices required under this Agreement shall be given in writing and delivered by a nationally recognized overnight courier, postage prepaid, to the addresses set forth below and on the next page:

To RCI:   RCI Long Distance, Inc.
          Rochester Tel Center
          180 South Clinton Avenue
          Rochester, New York 14646-0500
          Attention: Vice President-Network Systems & Services

To CTC:   Computer Telephone Corp.
          360 Second Avenue
          Waltham, Massachusetts 02154
          Attention: President

13 .  CONFIDENTIALITY

Any and all information pertaining to the business relationship between RCI and CTC shall be considered confidential and proprietary in all cases for the entire term of this Agreement. Both parties agree to not disclose any of same to any other person, firm or entity (except a governmental or regulatory body which shall issue a formal subpoena) and shall use same only to further the purpose of this Agreement. This confidentiality obligation shall not apply to any information (i) independently developed by a party, or (ii) generally available to the public other than by a party's breach of this Agreement, or
(iii) already known by a party at time of disclosure, or (iv) rightfully received from a third party. Both parties hereby designate the terms, conditions, appendices, exhibits and schedules of this Agreement to be confidential. The parties agree that the confidential and proprietary information received pursuant to this Agreement shall be disclosed only to those employees and other persons who have a need for its use under this Agreement.

14.  INDEMNIFICATION

Each party shall indemnify, defend and hold the other party harmless from any and all liability, loss, claim, damage or cost (including attorney's fees) and expenses arising out of claims against such other party by any entity as a result of any failure of the indemnifying party to perform its obligations hereunder. Additionally each party shall indemnify the other party against injuries and claims of any kind, arising out of the acts or failures to act of the indemnifying party, its directors, officers, agents, employees, representatives or subcontractors, including without limitation injury or damage to the person or property of CTC, its agents, employees, representatives or subcontractors.

15.  GENERAL

This Agreement constitutes the entire understanding between RCI and CTC and supersedes any and all oral and/or written statements and representations made by either party to the other. All parts, sections, Exhibits, and Addendum to this Agreement shall be considered confidential in all cases for the life of this Agreement. Any assignment or other transfer by CTC of its rights under this Agreement without RCI's prior written consent all entitle RCI to immediately terminate this agreement. Failure on the part of RCI to enforce any provision of this Agreement in any one instance shall not be construed as a general waiver or relinquishment of the right to enforce such provision. If any provision of this Agreement shall be held to be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall in no way be affected thereby. This Agreement may be executed in counterparts, each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute but one and the same instrument. This Agreement shall be construed in accordance with the laws of the State of New York.

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their duly authorized representatives.


Dated :

RCI LONG DISTANCE, INC.       COMPUTER TELEPHONE CORP.

/s/ Jeffrey A. Gold                /s/ Philip Richer
_________________________     __________________________
     (Signature)                   (Signature)

     JEFFREY A. GOLD               PHILIP RICHER
_________________________     __________________________
     (Print Name)                  (Print Name)

                                   VICE CHAIRMAN
__________________________    _________________________
     (Title)                       (Title)